Exhibit 4.53

COLLATERAL AGENCY AND INTERCREDITOR JOINDER –

ADDITIONAL FIRST LIEN DEBT

Reference is made to the Collateral Agency and Intercreditor Agreement dated as of January 12, 2011 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Agency and Intercreditor Agreement”) among INTELSAT (LUXEMBOURG) S.A., a public limited liability company (société anonyme) existing as société anonyme under the laws of the Grand Duchy of Luxembourg, having its registered office at 4, rue Albert Borschette, L-1246 Luxembourg and registered with the Luxembourg trade and companies’ register under number B149.942 (“Holdings”), INTELSAT JACKSON HOLDINGS S.A., a public limited liability company (société anonyme) existing as société anonyme under the laws of the Grand Duchy of Luxembourg, having its registered office at 4, rue Albert Borschette, L-1246 Luxembourg and registered with the Luxembourg trade and companies’ register under number B149.959 (the “Company”), the other Grantors from time to time party hereto, BANK OF AMERICA, N.A., as Administrative Agent under the Existing Credit Agreement, the other First Lien Representatives and Second Lien Representatives from time to time party thereto (including Wilmington Trust, National Association, as Trustee under the Indenture with the Company and the other parties thereto, dated as of March 29, 2016, pursuant to a joinder to the Collateral Agency and Intercreditor Agreement dated March 29, 2016), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Trustee (in such capacity and together with its successors in such capacity, the “Collateral Trustee”). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Collateral Agency and Intercreditor Agreement. This Collateral Agency and Intercreditor Joinder is being executed and delivered pursuant to Section 3.8 of the Collateral Agency and Intercreditor Agreement as a condition precedent to the debt for which the undersigned is acting as agent being entitled to the benefits of being additional First Lien Debt under the Collateral Agency and Intercreditor Agreement.

1. Joinder. The undersigned, WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association (the “New Representative”), as trustee under that certain indenture dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Company, as issuer , Holdings, the Subsidiary Guarantors party thereto, and the New Representative, as trustee, pursuant to which the Company has issued 9.50% Senior Secured Notes due 2022(the “Secured Notes”), hereby agrees to become party to the Collateral Agency and Intercreditor Agreement as a First Lien Representative thereunder for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Agency and Intercreditor Agreement as fully as if the undersigned had executed and delivered the Collateral Agency and Intercreditor Agreement as of the date thereof.

2. Lien Sharing and Priority Confirmation. The undersigned New Representative, on behalf of itself and each holder of Obligations in respect of the Series of First Lien Debt for which the undersigned is acting as First Lien Representative hereby agrees, for the enforceable benefit of all holders of each existing and future Series of First Lien Debt and Series of Second Lien Debt, each current and future Second Lien Representative, each other existing and future First Lien Representative and each current and future holder of First Lien Obligations and Second Lien Obligations and as a condition to the Obligations in respect of the Secured Notes being treated as Secured Debt under the Collateral Agency and Intercreditor Agreement that:

(a)    all First Lien Obligations (including the Secured Notes) will be and are secured equally and ratably by all First Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of any Series of First Lien Debt, whether or not upon property otherwise constituting collateral for such Series of First Lien Debt, and that all such First Liens will be enforceable by the Collateral Trustee for the benefit of all holders of First Lien Obligations equally and ratably;

(b)    the New Representative and each holder of Obligations in respect of the Series of First Lien Debt for which the undersigned is acting as First Lien Representative are bound by the provisions of this Agreement, including the provisions relating to the ranking of First Liens and the order of application of proceeds from the enforcement of First Liens; and

(c)    the Collateral Trustee shall perform its obligations under the Collateral Agency and Intercreditor Agreement and the other Security Documents.

3. Secured Notes as First Lien Obligations. The Notes Obligations (as defined in the Indenture) constitute First Lien Obligations for purposes of the Collateral Agency and Intercreditor Agreement and the First Lien Security Documents. The New Representative and the holders of the Secured Notes shall be First Lien Secured Parties for purposes of the Collateral Agency and Intercreditor Agreement and the First Lien Security Documents. The Indenture, the Secured Notes and any other document or agreement entered into in connection therewith shall be First Lien Documents for purposes of the Collateral Agency and Intercreditor Agreement and the First Lien Security Documents.

4. Governing Law and Miscellaneous Provisions. The provisions of Article 8 of the Collateral Agency and Intercreditor Agreement will apply with like effect to this Collateral Agency and Intercreditor Joinder.

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IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agency and Intercreditor Joinder to be executed by their respective officers or representatives as of June 30, 2016.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as New Representative

By:	/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President

The Collateral Trustee hereby acknowledges receipt of this Collateral Agency and Intercreditor Joinder and agrees to act as Collateral Trustee for the New Representative and the holders of the Obligations represented thereby:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ Joshua G. James
Name:	Joshua G. James
Title:	Vice President

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